Mail Stop 4561

									February 9, 2006


Mr. Jeffrey I. Dreben
CEO and President
CVF Technologies Corporation
8604 Main Street, Suite I
Williamsville, New York 14221

      RE:	CVF Technologies Corporation
      Form 10-KSB for the Fiscal Year Ended December 31, 2004
Forms 10-Q for Fiscal Quarters Ended March 31, 2005, June 30, 2005 and September 30, 2005
      File No. 001-12743

Dear Mr. Dreben:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


								Joyce Sweeney
      Accounting Branch Chief